Exhibit 10.1

SECOND

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

DATARAM CORPORATION,

DATARAM ACQUISITION SUB, INC.

U.S. GOLD CORP.

AND

COPPER KING LLC

Dated as of September 14, 2016

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Second Amended and Restated Agreement and Plan of Merger (this “Agreement”) is entered into as of September 14, 2016, by and among DATARAM CORPORATION, a Nevada corporation (“Parent”); DATARAM ACQUISITION SUB, INC., a Nevada corporation and wholly-owned subsidiary of the Parent (“Buyer”); U.S. GOLD CORP., a Nevada corporation (the “Company”); and Copper King LLC, a principal stockholder of the Company (the “Stockholder”). Parent, Buyer, Company and the Stockholder are each a “Party” and collectively, the “Parties” to this Agreement. This Agreement amends and restates the Agreement and Plan of Merger between the Parties dated as of June 13, 2016 (the “Original Agreement”) and amended and restated on July 29, 2016 (the “First Amended and Restated Agreement”).

R E C I T A L S

WHEREAS, the Company is an exploration stage company that owns certain mining leases and other mineral rights comprising the Copper King gold and copper development project located in the Silver Crown Mining District of southeast Wyoming (the “Copper King Project”);

WHEREAS, on May 25, 2016, the Company entered into a Purchase and Sale Agreement, as Amended and Restated agreement with Nevada Gold Ventures, LLC and Americas Gold Exploration, Inc. (the “Keystone Agreement”) pursuant to which the Company will acquire certain mining claims related to a gold development project in Eureka County, Nevada (the “Keystone Project” and, together with the Copper King Project, the “Properties”), subject to the satisfaction of certain closing conditions as set forth in the Keystone Agreement (the “Keystone Acquisition”);

WHEREAS, the Keystone Acquisition closed on June 8, 2016;

WHEREAS, the Properties contain probable reserves and all of the Company’s activities are exploratory in nature;

WHEREAS, the Stockholder owns 20,000 shares of the Company’s 0% Series A Convertible Preferred Stock which are convertible into Sixty Million (60,000,000) shares of the Company’s Common Stock;

WHEREAS, the Boards of Directors of each of the Parent, Buyer and the Company have each approved the acquisition of the Company by the Parent through the merger of the Company with and into the Buyer, with Company surviving such merger, upon the terms and subject to the conditions set forth in this Agreement, whereby all of the issued and outstanding shares of the capital stock and other securities of the Company will be converted into the right to receive the Merger Consideration (as defined herein);

WHEREAS, effective July 11, 2016, the Parent effected a reverse split of its issued and outstanding Common Stock on a three for one basis (the “Parent Reverse Stock Split”);

WHEREAS, the Parties previously amended and restated the Original Agreement in order to (i) update (y) certain capitalization changes of the Parties and (z) certain aspects of the Merger Consideration and (ii) reflect the Parent Reverse Stock Split; and

WHEREAS, the Parties have agreed to amend and restate the Amended and Restated Agreement in order to: (i) adjust the terms of the Escrow Agreement; (ii) update certain aspects of Parent’s capitalization and (iii) provide for the registration of certain of the Merger Consideration pursuant to a registration statement on Form S-4.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound the parties agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided,

(a)      the terms defined in this Article I have the meanings assigned to them in this Article I and include the plural as well as the singular,

(b)      all accounting terms not otherwise defined herein have the meanings assigned under GAAP,

(c)      all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d)      pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms, and

(e)      the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the schedules delivered pursuant to this Agreement, the following definitions shall apply:

“AAA Rules” has the meaning set forth in Section 9.17.

“Action” means any action, complaint, claim, charge, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any mediator, arbitrator or Governmental Entity.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.

“Agreement” means this Agreement and Plan of Merger, as amended or supplemented, together with all exhibits and schedules attached or incorporated by reference.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Articles of Merger” has the meaning set forth in Section 2.2.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Certificates” has the meaning set forth in Section 2.7.

“Claim” has the meaning set forth in Section 8.3.

“Claim Notice” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 2.12.

“Closing Date” means the date of the Closing as set forth in Section 2.12.

“Common Consideration” has the meaning set forth in Section 2.5.

“Common Share” and “Common Shares” have the meanings set forth in in Section 2.5.

“Common Stock” means the common stock, par value $0.001 per share, of the Parent.

“Company” has the meaning set forth in the preamble to this Agreement.

“Conditions Precedent” has the meaning set forth in Section 6.5

“Contract” means any agreement, contract, arrangement, bond, loan commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Effective Time” has the meaning set forth in Section 2.2.

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Environmental Law” shall mean any Law which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, pathogens, odors, pollutants, or contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into air (whether indoors or out), water (whether surface or underground) or land (including any subsurface strata), or otherwise relating to their manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the National Environmental Policy Act of 1969, and any state provision analogous to any of the foregoing.

“Escrow Agent” means a mutually agreed to third party that is in the business of providing the escrow services similar to the services required herein.

“Escrow Agreement” has the meaning set forth in Section 2.10.

“Escrow Period” has the meaning set forth in Section 2.10.

“Escrow Shares” has the meaning set forth in Section 2.10.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“General Mining Law” means the General Mining Law of 1872, as amended.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substance” means any material, substance, form of energy or pathogen which (a) constitutes a “hazardous substance”, “toxic substance” or “pollutant”, “contaminant”, “hazardous material”, “hazardous chemical”, “regulated substance”, or “hazardous waste” (as such terms are defined by or pursuant to any Environmental Law) or (b) is otherwise regulated or controlled by, or gives rise to liability under, any environmental law.

“Indemnified Party” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all U.S. and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, brand names, certification marks, trade dress, logos, trade names, domain names, assumed names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, object code, diagrams, data and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of the foregoing (in whatever form or medium), (i) licenses, immunities, covenants not to sue and the like relating to the foregoing, and (j) any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

“Knowledge” or “Known” shall mean the actual knowledge (without investigation) of the Stockholder, the Company, the Parent or the Buyer, as the case may be.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Loss” means any action, cost, damage, disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

“Material Adverse Effect” means, with respect to any Person, (i) a material adverse effect on the condition (financial or otherwise), business, prospects, assets, liabilities, or results of operations of such Person; or (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated by this Agreement.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 2.5.

“NRS” means the Nevada Revised Statutes.

“Non-Escrow Shares” has the meaning set forth in Section 2.10.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ of any Governmental Entity.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Indemnified Party” has the meaning set forth in Section 8.1.

“Parent Indemnifying Party” has the meaning set forth in Section 8.2.

“Parent Shares” shall mean shares of Common Stock and all shares of Parent Series C Convertible Stock, par value $0.001 per share, delivered to the stockholders of the Company as part of the Merger Consideration.

“Parent Series C Certificate of Designation” has the meaning set forth in Section 2.5.

“Parent Series C Preferred Stock” means the 0% Series C Convertible Preferred Stock, par value $0.001 per share, of the Parent as shall be set forth in a certificate of designation filed by the Company with the Secretary of State of the State of Nevada on or prior to the Effective Date, substantially in the form of Exhibit A annexed hereto.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Pre-Closing Tax Returns” has the meaning set forth in Section 7.2.

“Preferred Consideration” has the meaning set forth in in Section 2.5.

“Preferred Escrow Shares” has the meaning set forth in Section 2.7.

“Preferred Share” and “Preferred Shares” have the meanings set forth in in Section 2.5.

“Regulation D” has the meaning set forth in Section 3.6.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Stock” means the 0% Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Series B Preferred Stock” means the 0% Series B Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Series C Preferred Stock” means the 0% Series C Convertible Preferred Stock, par value $0.0001 per share, of the Company.

“Share” and “Shares” has the meaning set forth in Section 2.5 and includes all options, warrants or other securities convertible into Shares.

“Stockholder” has the meaning set forth in the preamble to this Agreement.

“Stockholder Indemnified Party” has the meaning set forth in Section 8.2.

“Stockholder Indemnifying Party” has the meaning set forth in Section 8.1.

“Straddle Period” has the meaning set forth in Section 7.3.

“Surviving Entity” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, escheat, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax Indemnity Agreement.

“Tax Claim” has the meaning set forth in Section 7.6.

“Tax Indemnity Agreement” means any written or unwritten agreement or arrangement pursuant to which the Company may be required to indemnify or reimburse another party for any liability relating to Taxes.

“Tax Period” has the meaning set forth in Section 3.7

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which includes the Company.

“Threshold” has the meaning set forth in Section 8.1(c).

ARTICLE II
THE MERGER

2.1      The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, including the satisfaction of the Conditions Precedent set forth in Section 6.5 herein, and in accordance with the Chapter 92A of the NRS, the Company shall be merged with and into Buyer (the “Merger”). Following the Merger, (i) the Company shall continue as the surviving entity (the “Surviving Entity”) and wholly owned subsidiary of Parent incorporated and domiciled in the State of Nevada and (ii) the separate corporate existence of the Buyer shall cease. Parent, as the sole owner of Buyer, hereby approves the Merger and this Agreement.

2.2      Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Articles of Merger, substantially in the form of Exhibit B annexed hereto (the “Articles of Merger”) shall be duly executed and acknowledged by Buyer and the Company and thereafter delivered to the Secretary of State of Nevada for filing. The Merger shall become effective at such time as a properly executed copy of the Articles of Merger are duly filed with the Secretary of State of Nevada, or such later time as Parent and the Stockholder may agree upon and as set forth in the Articles of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

2.3      Effects of the Merger. The Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Entity, and all debts, liabilities and obligations of the Company and Buyer shall become the debts, liabilities and obligations of the Surviving Entity. At the Effective Time, the Surviving Entity shall be incorporated and domiciled in the State of Nevada. The parties agree to cooperate and deliver any further documentation and information as may be required by the Secretary of State of the State of Nevada to cause the Surviving Entity to be domiciled in the State of Nevada at the Effective Time or as soon as thereafter practicable.

2.4      Articles of Incorporation, Bylaws and Directors and Officers. The articles of incorporation of the Buyer shall, without further action, be terminated, and the articles of incorporation and bylaws of the Company in effect at the Effective Time shall be the articles of incorporation and bylaws of the Surviving Entity until amended in accordance with applicable Law. The officers and directors of the Company and the Buyer in office immediately prior to the Effective Time shall be the officers and directors of the Surviving Entity effective as of the Effective Time, as set forth on Schedule 2.4 hereto.

2.5      Conversion of Shares. At the Effective Time, by virtue of the Merger (and without any action on the part of Buyer or the Company) the shares of common stock, par value $0.0001 per share of the Company (each, a “Common Share” and, collectively, the “Common Shares”) and the outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company (each a “Preferred Share” and, collectively, the “Preferred Shares” and, together with the Common Shares, the “Shares”) issued and outstanding immediately prior to the Effective Time shall, collectively, be converted into the right to receive the Common Consideration, or, at the election of any holder of Shares, the Preferred Consideration. The “Common Consideration” is the aggregate consideration consisting of shares of Common Stock. The “Preferred Consideration” is the aggregate consideration consisting of Parent Series C Preferred Stock, the terms of which are set forth in a certificate of designation to be filed by the Parent with the Secretary of State of the State of Nevada substantially in the form of Exhibit A, annexed hereto (the “Parent Series C Certificate of Designation”). The Preferred Consideration, together with the Common Consideration, shall hereinafter be referred to as the “Company Stockholder Consideration” and, together with the Management Consideration (as defined below), the “Merger Consideration”). The Company Stockholder Consideration shall be allocated as follows and is being presented in terms of Common Stock on an “as converted” basis but may be issued in the form of Parent Series C Preferred Stock pursuant to this Section 2.5:

(a)       Holders of Common Shares of the Company not addressed in 2.5(b)-(f) below shall exchange their respective Common Shares for the Management Consideration set forth in Section 2.6 below;

(b)       Twenty Two Million Three Hundred and Thirty Three Thousand Three Hundred and Thirty Four (22,333,334) shares of Common Stock shall be issued to the holders of Series A Preferred Stock;

(c)       One Million Eight Hundred Sixty Six Thousand Seven Hundred and Seventeen (1,866,717) shares of Common Stock shall be issued to the holders of Series B Preferred Stock the receipt of which shall be conditioned on the receipt of a one year lockup agreement (the “One Year Lockup Agreement”) from each holder of Series B Preferred Stock, the form of which is attached hereto as Exhibit C;

(d)       Up to Eighteen Million One Hundred Eighty One Thousand Eight Hundred and Seventeen (18,181,817) shares of Common Stock shall be issued to holders (the “Company Laidlaw Investors”) of Series C Preferred Stock issued in connection with the Company’s private placement of up to Twelve Million ($12,000,000) Dollars (inclusive of Laidlaw’s over-allotment opt ion) of the Company’s securities (the “Company Financing”) pursuant to which Laidlaw & Company (UK), Ltd. (“Laidlaw”) served as placement agent, based on a 3:1 ratio with each three Common Shares underlying such shares of Series C Preferred Stock of the Company held by a Company Laidlaw Investor entitled to receive one share of Common Stock. For the avoidance of doubt, less than 18,181,817 shares of Common Stock may be issued to the Company Laidlaw Investors pursuant to this section (i) in the event less than $12,000,000 is raised in the Company Financing, and (ii) depending upon the final per share pricing in the Company Financing. The parties agree that the ultimate per share price for the Company Financing must be mutually agreed to by the Boards of Directors of the Parent and the Company;

(e)       Laidlaw shall be issued warrants (the “Laidlaw Warrants”) to purchase shares of Common Stock, in such form and with such terms and pricing as shall be mutually agreed upon between the Company and Parent prior to Closing. The number of shares of Common Stock into which the Laidlaw Warrants to be issued will be exercisable shall equal the quotient of (i) 10% of the total dollar amount raised in the Company Financing divided by (ii) three (3); and

(f)       One Million Eight Hundred and Fifty Thousand (1,850,000) shares of Common Stock shall be issued to the holders of Common Shares of the Company issued in connection with the closing of the Keystone Acquisition (each, a “Keystone Holder”) the receipt of which shall be conditioned on the receipt of a Two Year Lockup Agreement (as defined below) from each Keystone Holder.

The Company Stockholder Consideration, in the aggregate and on an “as converted” basis, shall not exceed Forty Four Million, Two Hundred and Thirty One Thousand Eight Hundred Sixty Eight (44,231,868) shares of Common Stock and Laidlaw Warrants to purchase up to Four Hundred Thousand (400,000) shares of Common Stock.

2.6      Management Consideration. At the Effective Time, the officers and consultants of the Company set forth on Schedule 2.6, hereto, shall be issued One Million Six Hundred and Ten Thousand (1,610,000) shares of Common Stock, in such amounts as are set forth on Schedule 2.6 (the “Management Shares”) pursuant to Parent’s Equity Incentive Plan. The issuance of the Management Shares shall be subject to the execution by such officer or consultant of a two year lockup agreement, the form of which is attached hereto as Exhibit D (the “Two Year Lockup Agreement”).

2.7      Exchange of Shares for Merger Consideration. At the Effective Time, the Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such Shares (the “Certificates”) shall thereafter represent the right to receive only the Merger Consideration.

2.8      Buyer Common Stock. Each share of Buyer common stock, par value $0.001 per share, held by Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, be converted into the right to receive one (1) share of common stock of the Surviving Entity.

2.9      Delivery of Certificates

(a)       Delivery. At the Closing, the Parent shall deliver the Merger Consideration pursuant to Section 2.5 and Section 2.6. Upon delivery of the Merger Consideration, any certificates or book entry records of the Shares shall forthwith be cancelled.

(b)       No Further Transfers. The Merger Consideration paid upon the cancellation of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Entity of the Shares that were outstanding immediately prior to the Effective Time.

(c)       Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

2.10      Escrow. At the Effective Time, in accordance with the terms of an escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit E annexed hereto, Parent shall deliver (i) to the Escrow Agent, Merger Consideration consisting of ten percent (10%) of the total number of shares of capital stock of the Company constituting the Company Stockholder Consideration, which shall be deposited into escrow from the Company Stockholder Consideration issuable to the Stockholder in shares of Parent Series C Preferred Stock (the “Escrow Shares”); and (ii) to the stockholders of the Company, the remaining Merger Consideration (the “Non-Escrow Shares”). The Escrow Shares shall be available to secure any claims that may arise with respect to the representations, warranties, covenants or indemnification obligations of the Stockholder and the Company pursuant to this Agreement during the escrow period (“Escrow Period”) of twelve (12) months following the Closing Date as well as against the failure by the Company to deliver, during the Escrow Period a new preliminary economic report of the Copper King Project (the “New Report”) in which case the Escrow Shares shall serve to reimburse the Parent, by the forfeiture of such shares, in accordance with the valuation of such Escrow Shares set forth in the Escrow Agreement in such aggregate amount as shall be determined by the parties. In no event shall the indemnification obligations of the Stockholder under this Agreement exceed the Escrow Shares. The Escrow Shares shall not be available for sale, transfer or other disposition by the Stockholder during the Escrow Period.

2.11      The Closing. Upon the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Sichenzia Ross Friedman Ference LLP, at such other place or at such other time or on such other date as the Stockholder, the Company, Buyer and Parent may mutually agree upon in writing, provided that all conditions to closing have been satisfied and closing deliveries required of the parties in this Article II have been delivered (the day on which the Closing takes place being the “Closing Date”). The Closing may, with the consent of all parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service courier.

2.12      Closing Deliveries by the Stockholder and the Company. At the Closing, against delivery of, among other things, the Merger Consideration, the Stockholder shall deliver or cause to be delivered to Parent:

(a)       the Certificates, if such Shares were issued in certificated form, in accordance with Section 2.9;

(b)       Accredited Investor Questionnaires from all holders of Shares;

(c)       All minute books, seals and other records of the Company provided that such minute books, seals and other records shall not be required to be received by Parent prior to the Closing;

(d)       Certificates of the Secretary of State and the taxing authorities of the State of Nevada and the State of Wyoming dated not more than five (5) business days prior to the Closing Date, attesting to the incorporation and foreign qualification, respectively, and good standing of the Company as a corporation in its jurisdiction of incorporation and foreign corporation qualified to do business, and to the payment of all state taxes due and owing thereby;

(e)       Copies, certified by the Secretary of State of Nevada, of the Articles of Incorporation of the Company, and all amendments thereto;

(f)       Copies, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date, of the bylaws of the Company, and all amendments thereto;

(g)       a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Company, of the resolutions of the Board of Directors of the Company authorizing the Company’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(h)       the Escrow Agreement, duly executed by the Company and the Stockholder;

(i)       the Articles of Merger duly executed by the Company; and

2.13      Closing Deliveries by Parent and Buyer. At the Closing, against delivery of, among other things, the Certificates, Buyer and Parent shall deliver to the applicable holder of Shares:

(a)       the Non-Escrow Shares;

(b)       Certificates of the Secretary of State and the taxing authorities of the State of Nevada dated not more than five (5) business days prior to the Closing Date, attesting to the incorporation and good standing of Parent as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(c)       Copies, certified by the Secretary of State of Nevada of the Articles of Incorporation of the Parent, and all amendments thereto;

(d)       a copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Parent, of the bylaws of Parent and all amendments thereto and resolutions of the Board of Directors of Parent authorizing Parent’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(e)       Certificates of the Secretary of State and the taxing authorities of the State of Nevada dated not more than five (5) business days prior to the Closing Date, attesting to the incorporation and good standing of Buyer as a corporation in its jurisdiction of incorporation, and to the payment of all state taxes due and owing thereby;

(f)       Copies, certified by the Secretary of State of Nevada of the Articles of Incorporation of Buyer, and all amendments thereto;

(g)       copy, certified as of the Closing Date by the Secretary or Assistant Secretary of Buyer, of the bylaws of Buyer and all amendments thereto and resolutions of the Board of Directors of Buyer authorizing Buyer’s execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein, and the taking of all such other corporate action as shall have been required as a condition to, or in connection with the consummation of the contemplated transactions;

(h)       the Escrow Agreement, duly executed by the Parent and Buyer, as applicable;

(i)       the Articles of Merger duly executed by the Parent and Buyer, as applicable;

(j)       all approvals required for issuance of the Merger Consideration shall have been obtained including approval of the Parent’s stockholders of this Agreement, the consummation of the Merger and the issuance of the Merger Consideration pursuant to NASDAQ Listing Rule 5635 and the approval of the Listing of the Additional Shares Application by The NASDAQ Stock Market relating to the listing and issuance of the Common Consideration and the Management Consideration and the shares of Common Stock issuable upon conversion of the Preferred Consideration (the “Shareholder and NASDAQ Approvals”); and

(k)       evidence of the resignation of two members from the Board of Directors of the Parent to be determined by the Parent, the Company and the Stockholder and the evidence of appointment of three (3) designees of the Company to the Board of Directors of the Parent, to be effective on the eleventh day following the date on which the Parent meets its information obligations under the Exchange Act, including the filing and mailing of a Schedule 14f-1 related to the foregoing (the “Schedule 14f-1”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
AND THE COMPANY

The Stockholder and the Company hereby each represent and warrant as of the Closing Date to Buyer and Parent as follows:

3.1       Organization and Qualification of the Company.

(a)       The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

(b)       The Company has all necessary corporate power and authority over the assets now owned by it. The Company is licensed or qualified to do business in the State of Wyoming. The Stockholder has delivered to Buyer complete and correct copies of the charter and bylaws of the Company as in effect as of the Closing Date.

3.2       Capitalization.

(a)       The authorized capital stock of the Company consists of 200,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of the date hereof, (i) 10,300,000 shares of Common Stock are issued and outstanding, (ii) 23,000 shares of preferred stock are designated as Series A Preferred Stock, convertible into an aggregate of 69,000,276 shares of common stock, and 22,334 shares of Series A Preferred Stock are issued and outstanding convertible into 67,002,268 shares of common stock, (iii) 600,000 shares of preferred stock are designated as Series B Preferred Stock, convertible into an aggregate of 30,000,000 shares of common stock, 560,015 of which are issued and outstanding and convertible into 28,000,750 shares of common stock and (iv) 5,000,000 shares of preferred stock are designated as Series C Preferred Stock, convertible into an aggregate of 50,000,000 shares of common stock, none of which are outstanding as of the date hereof.

(b)       Except as set forth in Section 3.2(a), there are no shares of capital stock of the Company issued and outstanding. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. None of the Shares were issued in violation of any preemptive rights or are subject to any preemptive rights of any Person. All of the Shares have been issued and granted in all material respects in compliance with applicable securities Laws and other requirements of Law. No legend or other reference to any Encumbrance appears upon any certificate representing the Shares, except for customary legends with respect to transfer restrictions for restricted securities under federal and state securities Laws. The holders of all capital stock of the Company are set forth on Section 3.2(a).

(c)       Except as set forth in Section 3.2(a), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the stockholders of the Company or the Company or any contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Company, including, but not limited to the Shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations of any of the stockholders of the Company or the Company to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Company, including, but not limited to the Shares. The Company neither owns nor has any contract, agreement or understanding to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

3.3       Stock Ownership by Stockholder. The Stockholder has good title to, and is the sole record and beneficial owners of, 20,000 shares of Series A Preferred Stock and the shares of Series A Preferred Stock owned by the Stockholder are free and clear of any and all Encumbrances. The Stockholder is not a party to any voting trusts, stockholders agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Series A Preferred Stock owned by the Stockholder other than such which will terminate upon the consummation of the transactions contemplated by this Agreement.

3.4       Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Stockholder and the Company and the consummation by the Stockholder and the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Stockholder and the Company, respectively. This Agreement has been duly executed and delivered by the Stockholder and the Company, and assuming due authorization, execution and delivery by Buyer and Parent, this Agreement constitutes a valid and binding obligation of the Stockholder and the Company enforceable against the Stockholder and the Company in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, or by equitable principles relating to the rights of creditors generally.

3.5       No Conflict; Governmental Consents. The execution, delivery and performance of this Agreement by the Stockholder and the Company do not and will not (i) violate, conflict with or result in the breach of any provision of the charter, articles of organization, bylaws or operating agreement of the Company or the Stockholder, as applicable, (ii) conflict with or violate in any material respect any Law or Order applicable to the Stockholder or, to the Knowledge of the Stockholder, the Company, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the shares of Series A Preferred Stock owned by the Stockholder or on any of the other assets or properties of the Stockholder pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Stockholder is a party or by which any of the shares of Series A Preferred Stock owned by the Stockholder or any of such other assets or properties is bound or affected, except as would not reasonably be expected to result in a Material Adverse Effect on the Stockholder. The execution, delivery and performance of this Agreement by the Stockholder and, to the Knowledge of the Stockholder, the Company, do not and will not require any Approval or Order of any Governmental Entity.

3.6       Additional Stockholder Representations. (a) The Stockholder represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act and that the Stockholder is able to bear the economic risk of an investment in the Parent Shares. The Stockholder hereby acknowledges and represents that (i) such Stockholder has knowledge and experience in business and financial matters, prior investment experience, including investment in securities that are non-listed, unregistered and/or not traded on a national securities exchange or the Stockholder has employed the services of a “purchaser representative” (as defined in Rule 501 of Regulation D), attorney and/or accountant to read all of the documents furnished or made available by the Parent to the Stockholder to evaluate the merits and risks of such an investment on the Stockholder’s behalf; (ii) the Stockholder recognizes the highly speculative nature of this investment; and (iii) the Stockholder is able to bear the economic risk that the Stockholder hereby assumes.

(b)       The Stockholder understands that the Parent Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act that depends, in part, upon such Stockholder’s investment intention. In connection with the foregoing, the Stockholder hereby represents that the Stockholder is purchasing the Parent Shares for the Stockholder’s own account for investment and not with a view toward the resale or distribution to others. The Stockholder, if an entity, further represents that it was not formed for the purpose of purchasing the Parent Shares. The Stockholder understands and hereby acknowledges that the Company is under no obligation to register any of the Parent Shares under the Securities Act or any state securities or “blue sky” laws.

(c)       The Stockholder and the Company on behalf of each other stockholder of the Company, consents to the placement of a legend on any certificate or other document evidencing the Parent Shares that such Parent Shares have not been registered under the Securities Act or any state securities or “blue sky” laws and setting forth or referring to the restrictions on transferability and sale thereof contained in this Agreement. The Stockholder and the Company are aware that the Parent will make a notation in its appropriate records with respect to the restrictions on the transferability of such Parent Shares. The legend to be placed on each certificate shall be in form substantially similar to the following:

“[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN][THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES

3.7       Taxes. During the period beginning on the date of inception through and including the Closing Date (such period, the “Tax Period”):

(a)       All Tax Returns required to be filed by or with respect to the Company in respect of the Tax Period have been timely filed, and, to the Knowledge of the Stockholder, all such Tax Returns are complete and correct in all material respects. The Company has paid (or there has been paid on its behalf) all Taxes, whether shown on any Tax Returns, that are due from or with respect to it for the periods covered by such Tax Returns and have made all required estimated payments of Tax sufficient to avoid any penalties for underpayment.

(b)       To the Knowledge of the Stockholder, no claim has been made, in respect to the Tax Period, by an authority in a jurisdiction where the Company does not file a Tax Return that the Company may be subject to taxation in that jurisdiction and no basis exists for any such claim. There is no proposed assessment and no audit, examination, suit, investigation or similar proceeding pending or to the Knowledge of the Stockholder, proposed or threatened with respect to Taxes of the Company for the Tax Period and, to the Knowledge of the Stockholder, no basis exists therefor.

3.8       Litigation; Compliance with Laws.

(a)       To the Knowledge of the Stockholder, there is no Action pending or threatened against or affecting any of the Company or its respective assets.

(b)       Neither the Stockholder nor the Company are (i)  in violation of any applicable Law or (ii)  subject to or in default with respect to any Order to which any of them, or any of their respective properties or assets (owned or used), is subject. To the Knowledge of the Stockholder, the Company, since inception, has been in compliance with each Law that is or was applicable to it or use of any of its assets, except as would not reasonably be expected to result in a Material Adverse Effect on the Company.

(c)       Neither the Stockholder nor, to the Knowledge of the Stockholder, the Company, has received either in its own capacity or as a representative of the Company, since inception, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except as would not reasonably be expected to result in a Material Adverse Effect on the Company.

3.9       No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Stockholder, the Company, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

3.10       Mining Law Compliance. To the Knowledge of the Stockholder, the Company (and its subsidiaries) is compliant with applicable state and federal mining statutes, including the General Mining Law of 1872, as amended, the Nevada Revised Statutes and the Wyoming Statutes. The Company represents and warrants that: (1) the unpatented mining claims which are a part of the Properties have been located and appropriate record made thereof in compliance with the laws of the United States and the laws of the State of Nevada, (2) the claim maintenance fees have been paid for the year beginning on September 1 prior to the effective date of this Agreement and appropriate record made thereof; (3) there is no claim of adverse mineral rights affecting the Properties, (4) subject to the paramount interest of the United States, the Company controls the full undivided possessory title to the unpatented mining claims which are a part of the Properties, and (5) the Company’s possessory right to the unpatented mining claims which are a part of the Properties is free and clear of all liens and encumbrances.

3.11       Intellectual Property Rights. To the Knowledge of the Stockholder, the Company does not own or have the rights to any Intellectual Property.

3.12       Environmental Matters.

(a)       To the Company’s Knowledge, the Company is operating the Properties in material compliance with all applicable Environmental Laws;

(b)       The Company has not, and, to Company’s Knowledge, no other person has, used, stored, disposed of, released or managed (whether by act or omission) any Hazardous Substances in a manner that could reasonably be expected to result in the owner or operator of the Properties incurring any material liability or expense;

(c)      The Company has not received any written notice from any governmental body that the Company is in violation of any Environmental Law in connection with its operation of the Properties; and

(d)       The Company is not subject to any pending or, to the Company’s Knowledge, threatened Action in connection with the Properties involving a demand for damages, injunctive relief, penalties or other potential liability with respect to a violation of any Environmental Law or release of any Hazardous Substance.

3.13       Mine Safety Disclosures. The Company represents and warrants that it has not received any citations, orders, or notices from the Mine Safety and Health Administration or the Federal Mine Safety and Health Review Commission which would, if the Company were a publicly reporting corporation, require disclosure under Item 104 of Regulation S-K.

3.14       Indebtedness and Other Contracts. Except as set forth on Schedule 3.14 annexed hereto, neither the Company nor any of its subsidiaries, (i) has any outstanding Indebtedness (as defined below), (ii) is a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument could reasonably be expected to result in a Material Adverse Effect, (iii) is in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.  For purposes of this Agreement:  (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with generally accepted accounting principles) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, lien, tax, right of first refusal, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

3.15       Disclosure. To the Knowledge of the Stockholder all factual information (taken as a whole) heretofore or contemporaneously requested by Parent or Buyer (or their financial advisor) and furnished to Parent or Buyer by or on behalf of Stockholder and the Company or their representatives for purposes of or in connection with this Agreement or the transactions contemplated herein was materially true and accurate on the date as of which such information is dated and the Stockholder does not believe such factual information is materially incomplete in any respect. By way of example, and not as a limitation, Stockholder has no reason to believe the information contained in the preliminary economic report on the Copper King Project dated August 24, 2012 and undertaken by Mine Development Associates is not true and correct in all material respects as of the original date of issuance of such report.

3.16       Statements; Proxy Statement/Prospectus. None of the information supplied or to be supplied by the Company or the Stockholder for inclusion or incorporation by reference in the S-4 (as defined herein) will at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) the proxy statement/prospectus to be sent to the stockholders of the Parent in connection with the meetings of the Parent’s stockholders (the “Parent’s Stockholder Meeting”)_ to consider the adoption of this Agreement (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement/Prospectus”) shall not, on the date the Proxy Statement/Prospectus is first mailed to the Parent’s stockholders, at the time of the Parent’s Stockholder Meeting and at the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Parent’s Stockholder Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Closing Date, any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the S-4 or a supplement to the Proxy Statement/Prospectus, the Company shall promptly inform Parent.

ARTICLE IV
INTENTIONALLY OMITTED

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent and Buyer jointly and severally represent and warrant to the Company and the Stockholder as of the Closing Date and agree as follows:

5.1       Organization and Authority of Parent and Buyer.

(a)       Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the execution, delivery and performance of this Agreement by the Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Parent. The Parent Shares to be issued to the stockholders of the Company as part of the Merger Consideration have been duly authorized by all necessary corporate action on the part of Parent and, upon receipt of the Shares from the stockholders of the Company, if such Shares are certificated, at the Effective Time, will be validly issued, fully paid and non-assessable. This Agreement has been duly executed and delivered by Parent, and assuming due authorization, execution and delivery by the Stockholder, the Company and Buyer, this Agreement constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(b)       Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and the execution, delivery and performance of this Agreement by the Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by the Stockholder, the Company and the Parent, this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that the enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to the rights of creditors generally.

(c)       Buyer does not own, operate or lease any properties and was created solely for purposes of the transactions contemplated by this Agreement. The Buyer has delivered to the Stockholder and the Company complete and correct copies of the charter and bylaws of the Buyer as in effect as of the Closing Date.

(d)       The Parent has good title to, and is the sole record and beneficial owner of, 100% of the issued and outstanding shares of the Buyer and such shares are free and clear of any and all Encumbrances. The Parent is not a party to any voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of the Buyer owned by the Parent other than such which will terminate upon the consummation of the transactions contemplated by this Agreement.

5.2       Capitalization.

(a)       The authorized capital stock of the Parent consists of 54,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. As of the date hereof, after giving effect to the Merger and the consummation of the transactions contemplated hereby, the capitalization of the Parent will be as set forth on Schedule 5.2 hereof. All of the outstanding shares of Common Stock and all of the outstanding shares of Parent’s preferred stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of Common Stock or Parent preferred stock were issued in violation of any preemptive rights or is subject to any preemptive rights of any Person. No legend or other reference to any Encumbrance will appear upon any certificate representing the Merger Consideration, except for customary legends with respect to transfer restrictions for restricted securities under federal and state securities Law.

(b)       Except as set forth in the Parent’s filings with the SEC, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Parent, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Parent, including, but not limited to the Parent Shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. Except as set forth in the Parent’s filings with the SEC, there are no outstanding contractual obligations or plans of the Parent to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent common stock may vote.

(c)       The authorized capital stock of the Buyer consists of Three Thousand (3,000) shares of common stock and no shares of preferred stock. As of the date hereof, there are One Thousand (1,000) shares of common stock outstanding, 100% of which are held by the Parent. All of the shares of Buyer common stock, have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of Buyer’s common stock, were issued in violation of any preemptive rights or is subject to any preemptive rights of any Person.

(d)       There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for or purchase from the Buyer, or any plans, contracts or commitments providing for the issuance of, or the granting of rights to acquire, (i) any capital stock or other ownership interests of the Buyer, including, but not limited to the Buyer shares; or (ii) any securities convertible into or exchangeable for any such capital stock or other ownership interests. There are no outstanding contractual obligations or plans of the Buyer to transfer, issue, repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests of the Buyer. There are no outstanding bonds, debentures, notes or other indebtedness of Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Buyer common stock may vote.

5.3       Litigation; Compliance with Laws.

(a)       To the Knowledge of the Buyer, there is no Action pending or threatened against or affecting the Buyer or any of its assets.

(b)       Except as set forth in the Parent’s filings with the SEC, to its Knowledge, neither the Parent nor the Buyer is in violation of any applicable Law or, to the Knowledge of the Parent or the Buyer, subject to or in default with respect to any Order to which it, or its properties or assets (owned or used), is subject except as would not reasonably be expected to result in a Material Adverse Effect on the Parent or Buyer, as the case may be. To the Knowledge of the Buyer, at all times since inception, Buyer has been in compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except as would not reasonably be expected to result in a Material Adverse Effect on the Buyer.

(c)       To the Knowledge of the Parent and except as may be set forth in the Parent’s filings with the SEC, there is no Action pending or threatened against or affecting the Parent or any of its assets.

5.4       No Conflict; Governmental Consents

(a)       The execution, delivery and performance of this Agreement by the Parent and Buyer do not and will not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws of the Parent or Buyer, (ii) conflict with or violate in any material respect any Law or Order applicable to any of the Parent or Buyer, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Parent or Buyer pursuant to, any note, bond, mortgage, indenture, license, permit, lease, sublease or other Contract to which the Parent or Buyer is a party or by which any of its assets or properties is bound or affected, except as would not reasonably be expected to result in a Material Adverse Effect on the Parent or Buyer.

(b)       Except (i) for the listing of the Common Consideration, the Management Consideration and the shares of Common Stock issuable upon conversion of the Preferred Consideration with The NASDAQ Capital Market, if required, and (ii) the filing and effectiveness of a Form S-4 Registration Statement (the “S-4”) with the SEC in accordance with the Securities Act, the execution, delivery and performance of this Agreement by the Parent does not and will not require any Approval or Order of any Governmental Entity.

5.5       SEC Reporting. Parent has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws. None of the Parent’s subsidiaries is required to file periodic reports with the SEC. To the Parent’s Knowledge, no investigation by the SEC with respect to the Parent or any of its subsidiaries is pending or threatened.

5.6       Officer and Directors. To the Parent’s Knowledge, none of the officers or directors of Parent or any of its subsidiaries: (i) has been convicted of any felony or misdemeanor or named as a subject of a criminal proceeding within the past ten (10) years (excluding traffic violations and other minor offenses but including in connection with the purchase or sale of any security, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser); (ii) is subject to any order, judgment, or decree of any court of competent jurisdiction temporarily or preliminarily enjoining or restraining, or is subject to any order, judgment, or decree of any court of competent jurisdiction, entered within the past five (5) years, permanently enjoining or restraining such person from engaging in or continuing any conduct or practice in connection with the purchase or sale of any security, involving the making of a false filing with the SEC, or arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, or investment adviser; (iii) is subject to an order of the SEC entered pursuant to Sections 15(b), 15B(a), or 15B(c) of the Exchange Act, or Section 203(e) or (f) of the Investment Advisers Act of 1940; (iv) is suspended or expelled from membership in, or suspended or barred from association with a member of, a national securities exchange registered under Section 6 of the Exchange Act or a national securities association registered under Section 15A of the Exchange Act for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade; or (v) is subject to a United States Postal Service false representation order entered under 39 U.S.C. Section 3005 within the past five (5) years or is subject to a restraining order or preliminary injunction entered under 39 U.S.C. Section 3007 with respect to conduct alleged to have violated 39 U.S.C. Section 3005.

5.7       No Brokers or Finders. Except as set forth on Schedule 5.7, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any of the Parent, the Buyer, or any of their respective Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

5.8       Disclosure. To the Knowledge of the Parent and the Buyer all factual information (taken as a whole) heretofore or contemporaneously requested by Stockholder or the Company and furnished to the Stockholder or the Company by or on behalf of the Parent or the Buyer or its representatives for purposes of or in connection with this Agreement or the transactions contemplated herein was materially true and accurate on the date as of which such information is dated and neither the Parent nor the Buyer believes such factual information is materially incomplete in any respect

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1       Assumption of Risk by Parent and Buyer; No Reliance.

(a)       Each of Parent and Buyer, on behalf of themselves and their respective officers, directors, stockholders and affiliates hereby acknowledge and agree that: (i) it has had sufficient opportunity to conduct and has conducted a thorough due diligence investigation of the Company and the Properties prior to the date hereof; (ii) the representations and warranties set forth in Article III are, subject to the limited recourse set forth in Articles VII and VIII, for informational purposes only, and, except as set forth in Articles VII and VIII, shall not give rise to any Claim in any manner (including, without limitation, breach of contract); and (iii) it is sophisticated in business transactions of the nature contemplated by this Agreement and understands the risks of engaging in a such a transaction with limited representations and warranties made by the Stockholder and limited recourse for breach thereof.

(b)       Each of Parent and Buyer, on behalf of themselves and their respective officers, directors, stockholders and affiliates, hereby acknowledge and agree that (i) neither the Company nor the Stockholder or their respective Affiliates or representatives has made or makes any representation or warranty, express or implied, relating to the Company or the Properties or assets or otherwise except for those representations and warranties expressly set forth in Article III and (ii) no Person has been authorized by the Stockholder to make any representation or warranty relating to the Company or its assets or otherwise in connection with the Merger, and if made, such statement must not be relied upon as having been authorized by the Company or the Stockholder.

6.2       Notices and Consents. Each of the Stockholder and Parent agree that, in the event any Approval necessary to preserve the Company’s assets (including the Properties) is not obtained prior to the Closing, the Stockholder will, subsequent to the Closing, on the reasonable request of Parent and at Parent’s sole cost and expense, cooperate with the Surviving Entity and Parent in attempting to obtain such Approval as promptly thereafter as practicable.

6.3       Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets (including the Properties), property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Entity are fully authorized in the name of the Surviving Entity or otherwise to take and will take, all such actions at Parent’s expense.

6.4       Stockholder’s Obligation to Close. The Stockholder’s obligation to close the transaction set forth in this Agreement is expressly made subject to the satisfaction of the following conditions:

(a)       Parent shall have obtained the requisite shareholder approval for the issuance of the Merger Consideration and the consummation of the Merger; and

(b)       Receipt by stockholders of the Company of the Non-Escrow Shares and receipt by the Escrow Agent of the Escrow Shares.

6.5       Conditions Precedent. The Closing of the Merger and related transactions or actions contemplated by this Agreement are expressly subject to and contingent upon the satisfaction of the following conditions precedent (the “Conditions Precedent”):(a) Parent shall have obtained Stockholder and NASDAQ Approval;

(b)       Parent shall have received approval from the NASDAQ Capital Market of an additional listing application covering the Merger Consideration, if required;

(c)       the filing by the Parent of the Schedule 14f-1;

(d)       the Company shall have closed the Keystone Acquisition;

(e)       the Company shall have closed the Company Financing and received at least Three Million Dollars ($3,000,000) in net proceeds from the sale of its securities;

(f)       delivery of a fairness opinion issued to Parent relating to the Company, the Properties and the Merger Consideration in customary form;

(g)       Parent shall have obtained the requisite approval of holders of its voting capital to increase the number of authorized shares of its Common Stock to Two Hundred Million (200,000,000) shares from Fifty Four Million (54,000,000) shares;

(h)       Immediately preceding the Closing Date, the Parent shall not have more than 4,559,178 shares of Common Stock outstanding on a fully diluted basis;

(i)       The representations and warranties of the Company and the Stockholder contained in this Agreement shall have been true and correct in all material respects on the date of this Agreement (except whether such representations are qualified by material or material adverse effect, which shall be true and correct in all respects) and shall be true and correct as of the Closing Date as if made on the Closing Date and the Company and the Stockholder shall have performed, satisfied and complied in all respects with the covenants, agreements and conditions required to be performed, satisfied or complied with by the Company and the Stockholder in connection with the consummation of the transactions contemplated by this Agreement at or prior to the Closing Date and the Company shall deliver a certificate, executed by its Chief Executive Officer, dated as of the Closing Date, certifying that the foregoing is true;

(j)       The Board of Directors of Parent shall have declared as a special dividend a right entitling each stockholder as of the Record Date (as defined below) to a proportionate ownership interest, record or beneficial, equal to their ownership interest in the Parent, of the Parent Assets (as defined below) or the proceeds therefrom, as, when and if the Board of Directors of the Parent elects to divest such Parent Assets within eighteen (18) months of the Closing Date. The record date of such special dividend (the “Record Date”) will be no less than five (5) business days prior to the Closing Date; and

(k)       The officers, directors and key consultants of the Parent, set forth on Schedule 6.5, shall be issued be issued restricted stock grants pursuant to the Parent’s equity incentive plan in the aggregate amount of Eight Hundred and Twenty Thousand (820,000) shares of Common Stock in the amounts set forth on Schedule 6.5, conditioned upon the receipt of a Two-Year Lockup from the holder; and

(l)       The SEC shall have declared the S-4 effective.  No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

6.6       Further Assurances. Parent, Buyer and the Stockholder shall (and Parent shall cause the Surviving Entity to) provide reasonable cooperation to each other and their professional auditors with respect to any audit, legal or tax inquiries or procedures following the Closing Date including, without limitation, in order to permit Parent to have prepared, at its sole cost and expense, audited financial statements as required for filing with the SEC.

6.7       Legal Representation. Parent and Buyer, on the one hand, and the Company and the Stockholder, on the other hand, hereto acknowledge that they have been represented by independent legal counsel in the preparation of this Agreement. Parent, the Company, the Stockholder and Buyer each hereby explicitly waive any conflict of interest and other allegations that it/they have not been represented by its own counsel.

6.8       Financial Matters. At the Closing Date, all intercompany obligations recorded on the books and records of the Parties, due and owing from the Company to Stockholder, or from Stockholder to the Company shall be cancelled. All bank accounts of the Company shall be maintained and any balances on the date hereof shall be conveyed and transferred to Buyer and the Surviving Entity by virtue of the Merger.

6.9       Company Financial Statements. The Company shall, not later than 20 days after execution of this Agreement, deliver to the Parent its financial statements for the prior two (2) fiscal years (or since inception) audited by a PCAOB firm and unaudited financial statements for any interim period as well as pro forma financial statements of the post-Merger balance sheet of the Parent and the Surviving Entity, on a consolidated basis, and such additional information as is required for the Parent’s S-4 relating to the approval by the Parent’s stockholders of this Agreement, the Merger, the issuance of the Merger Consideration and Management Consideration and the transactions contemplated hereby and thereby and the related Current Reports on Form 8-K required in connection with the Closing of the Merger.

6.10       Existing Parent Assets. The Parties acknowledge that it may be in the best interests of both the Parent and its stockholders that the Parent, after Closing of the Merger, divest itself of the existing pre-Merger assets which directly support its memory products and solutions business.  These assets include computer memory products, design and engineering services, contract and flexible manufacturing solutions, simulation labs, financial programs, buyback / trade-in / trade-up programs, software tools and solutions, related intellectual property and customer lists.  It further includes but is not limited its four business lines and associated brands and trademarks which support and provide complimentary solutions to the market (namely Princeton Memory, Micro Memory Bank (MMB), MemoryStore.com, 18004Memory.com).  These are collectively referred to as the “Parent Assets”.  The Parties agree that between the date hereof and the Closing Date they will consider this issue, determine if in fact such a divestiture is in the best interests of the Parent and its stockholders, and review the most effective means of undertaking such a divestiture, taking into account all legal, economic and tax considerations as are appropriate. The parties further agree that in the event of any such divestiture, ownership of the Parent Assets, or the proceeds thereof, will be for the benefit of the stockholder of the Parent prior to consummation of the Merger.

6.11       New Report. Within twelve (12) months of the Closing Date, the Company, as the Surviving Company, shall deliver to Parent the New Report.

6.12       S-4/Proxy Statement/Prospectus. As promptly as practicable after the execution of this Agreement, the Parent shall prepare and file with the SEC the S-4, which shall include a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Proxy Statement/Prospectus.  Parent shall use all commercially reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable laws in connection with the Merger and the issuance of the Merger Consideration. The Company shall provide promptly to the Parent such information concerning its business and financial statements and affairs as may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and cause its counsel and auditors to cooperate with the Parent’s counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4.

(b)       As promptly as practicable after the effective date of the S-4, the Proxy Statement/Prospectus shall be mailed to the stockholders of the Parent. Parent shall cause the Proxy Statement/Prospectus to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, and (iii) the rules and regulations of The NASDAQ Stock Market LLC. Parent will notify the Company promptly of the receipt of any (i) comments from the SEC or its staff or any other government officials, (ii) notice that the S-4 has become effective, (iii) the issuance of any stop order, or (iv) request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/Prospectus or for additional information and, except as may be prohibited by any Governmental Entity, will supply the Company with copies of all correspondence between such Parent or any of its representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Agreement or any related document or filing.  Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.12(b) to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.

(c)       Each of Company and the Parent shall promptly inform the other of any event which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any related filing or document and the Parent shall amend or supplement the Proxy Statement/Prospectus to the extent required by law to do so. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of any request by the SEC for an amendment of the Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

(d)       Parent shall keep the S-4 continuously effective under the Securities Act until all securities covered by the S-4 have been sold, or may be sold without restrictions pursuant to Rule 144, as determined by the counsel to the Parent pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the affected stockholder of the Company.

ARTICLE VII
TAX MATTERS

7.1        Conveyance Taxes. Parent and Buyer shall pay and be solely responsible for any transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Each party hereto shall execute and deliver all instruments and certificates necessary to enable the other party or parties to comply with the foregoing.

7.2        Pre-Closing Tax Returns. The Company shall timely prepare and file all Tax Returns of the Company required to be filed by the Company with respect to a period ending on or before the Closing Date (each such Tax Return, a “Pre-Closing Tax Return”). Parent and Buyer shall cause the Company to execute and timely file any Pre-Closing Tax Return prepared in accordance with this Section 7.2 that will be filed after the Closing Date. The cost of preparing all Pre-Closing Tax Returns shall be paid by the Company and/or the Stockholder. All such Pre-Closing Tax Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. The Stockholder, the Buyer and the Parent will cooperate in good faith in connection with the exchange of information necessary for the preparation of all Pre-Closing Tax Returns.

7.3       Straddle Period. The Parent and Buyer shall timely prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company required to be filed by the Company, as the case may be, with respect to a period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) relating to Taxes a portion of which is owed by the Company and the Stockholder with respect to any pre-closing tax period or portion thereof (“Straddle Period Returns”). All Straddle Period Returns shall be prepared and filed in a manner consistent with the past practice of the Company unless otherwise required by applicable Law. The Stockholder shall have the right to review and comment on each Straddle Period Return prior to the filing of such return. The Stockholder, Parent and the Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Straddle Period Return, and mutually to consent to filing as promptly as possible to each Straddle Period Return. The cost of preparing all Straddle Period Returns shall be paid by the Parent or the Buyer.

7.4        Last Day of Taxable Period. If the Company is permitted under any applicable foreign, state or local income tax Law to treat the Closing Date as the last day of a taxable period of the Company, the Stockholder and the Parent and Buyer shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of such taxable period (i.e., a deemed closing of the books for Tax purposes). For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be, in the case of Taxes that are based upon or related to income or receipts, be equal to the amount which would be payable if the taxable year ended on the Closing Date.

7.5        Tax Cooperation. The Stockholder, the Parent and the Buyer shall, upon written request of the other, (i) each provide the other with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes or such returns, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Returns, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any such Tax Returns. Without limiting the generality of the foregoing, the Buyer and Parent shall retain until the applicable statues of limitations (including any extensions) have expired, copies of all Pre-Closing Tax Returns and Straddle Period Returns, supporting work schedules, and other records or information that may be relevant to such returns, and shall not destroy or otherwise dispose of any such records without first providing the Stockholder with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the foregoing provisions.

7.6        Required Notification. The Buyer shall promptly notify the Stockholder in writing upon receipt by the Buyer or any of its Affiliates of notice of any audits, examinations, adjustments or assessments relating to Taxes with respect to any Pre-Closing Tax Returns and any Straddle Period Returns, and with respect to amounts which would be paid by the Stockholder or for which any of the Buyer or its Affiliates may be entitled to receive indemnity under this Agreement (each, a “Tax Claim”). The Stockholder, in its sole discretion, may contest such Tax Claim in any permissible forum and shall otherwise have the sole right at their sole expense to direct, control and settle any administrative or judicial proceedings relating to such Tax Claim, provided that (i) the Stockholder notifies the Buyer in writing within twenty (20) days (or if a response to such Tax Claim is required within thirty (30) days and the Internal Revenue Service (or any other applicable state or local tax authority) refuses to grant an extension of at least ten (10) days, fifteen (15) days; provided that the Buyer shall be required to use reasonable efforts to obtain such an extension) of the Buyer's notification of the Stockholder of such Tax Claim of their intent to exercise their right to direct, control, and settle such Tax Claim, (ii) the Buyer shall be entitled to participate at its sole expense in such administrative or judicial proceedings and (iii) to the extent any settlement of any such proceeding is reasonably expected to increase any Tax to the Buyer or its Affiliates in respect of any Tax not indemnified under this Agreement by the Stockholder at the time of such settlement, the Stockholder may not settle any such proceeding without the prior written consent of the Buyer.

ARTICLE VIII
INDEMNIFICATION

8.1        Obligations of Stockholder

(a)       Indemnification by Stockholder. Subject to the limitations set forth this Section 8.1 and otherwise in this Article VIII, the Stockholder (the “Stockholder Indemnifying Party”), agree to indemnify and hold harmless Parent, the Surviving Entity and their respective directors, officers and Affiliates and their successors and assigns (each a “Parent Indemnified Party”) from and against any and all Losses of the Parent Indemnified Parties, to the extent directly or indirectly resulting or arising from or based upon:

(i)       breach of any representation or warranty set forth in Article III; and

(ii)       all Taxes to the extent resulting from or relating to the ownership, management or use of and the operation of the Company prior to and including the Closing Date.

(b)        Intentionally Omitted.

(c)       Limitations on Liability. The obligations of the Stockholder under this Section 8.1 shall be subject to the following limitations:

(i)       The Stockholder shall not have any liability to any Parent Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 8.1(a), until such time as the amount of all such liability shall collectively exceed $10,000 (the “Threshold”), whereupon the Losses exceeding the Threshold shall be payable by the Stockholder;

(ii)        Parent waives, on behalf of itself and any Parent Indemnified Party, any right to multiply actual damages or recover consequential, indirect, special, punitive or exemplary damages (including, without limitation, damages for lost profits or loss of business opportunity) arising in connection with or with respect to the indemnification provisions hereof or any right to recovery from any source other than the Escrow Shares. For the avoidance of doubt, the Stockholder’s indemnification obligation is limited to the Escrow Shares.

(iii)       In no event shall the Stockholder’s aggregate liability to any Indemnified Party under Section 8.1 exceed the after tax amount of such Claim and all Claims shall be net of any insurance proceeds reasonably expected to be received in respect of Losses subject to such Claim. The Parent Indemnified Parties shall use all reasonable efforts to collect any amounts available under applicable insurance policies with respect to Losses subject to a Claim.

8.2        Obligations of Parent. Parent, Buyer and the Surviving Entity (collectively, the “Parent Indemnifying Parties”) agree to indemnify and hold harmless the Stockholder and its agents, representatives and Affiliates and its successors and assigns (each, a “Stockholder Indemnified Party”) from and against any and all Losses of the Stockholder Indemnified Party, directly or indirectly, as a result of, or based upon or arising from:

(a)        the ownership, management and operation of the Company and the Surviving Entity after the Closing Date, except (a) to the extent any such Losses are subject to indemnification by the Stockholder pursuant to Section 8.1 or (b) to the extent any such Losses are the result of fraud committed by the Stockholder; and

(b)        Buyer shall not have any liability to the Stockholder Indemnified Party with respect to Losses arising out of any of the matters referred to in Section 8.2, until such time as the amount of all such liability shall collectively exceed the Threshold, whereupon the Losses exceeding the Threshold shall be payable by Buyer. Also, in no event shall Buyer’s aggregate liability under Section 8.2 exceed the after-tax amount of such Claims.

8.3       Procedure. A Stockholder Indemnified Party or a Parent Indemnified Party (each, an “Indemnified Party”) shall give the Parent Indemnifying Party or Stockholder Indemnifying Party (each, an “Indemnifying Party”), as applicable, notice (a “Claim Notice”) of any matter which an Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (a “Claim”), within forty-five (45) days of such determination; provided, however, that any failure of the Indemnified Party to provide such Claim Notice shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII except to the extent the Indemnifying Party is materially prejudiced by such failure. Upon receipt of the Claim Notice, the Indemnifying Party shall be entitled to assume and control the defense of such Claim at its expense if it gives notice of its intention to do so to the Indemnified Party within ten (10) Business Days of the receipt of such Claim Notice from the Indemnified Party; provided, however, that (i) Indemnified Party must approve of the selection of legal counsel by Indemnifying Party, which approval shall not be unreasonably withheld, delayed or conditioned and (ii) if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned so long as (a) there is no payment or other consideration required of the Indemnified Party and (b) such settlement does not require or otherwise involve any restrictions on the conduct of Business by the Indemnified Party.

8.4 Survival.

(a)        The representations and warranties of the Stockholder and Parent contained in this Agreement, including the Exhibits and the Schedules to this Agreement, shall survive the Closing until the first (1st) anniversary of the Closing Date. An Indemnifying Party is not required to make any indemnification payment hereunder unless a Claim is delivered to the Indemnifying Party on or before 5:00 p.m. ET of the one year anniversary of the Closing Date, except with respect to Claims of fraud committed by the Indemnifying Party.

(b)        Any matter as to which a Claim has been asserted by a Claim Notice to the other party that is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article VIII notwithstanding any applicable statute of limitations (which the parties hereby waive) until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a final, nonappealable judgment of a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

8.5       Notice by Indemnifying Party. The Indemnifying Party agrees to notify the Indemnified Party of any liabilities, claims or misrepresentations, breaches or other matters covered by this Article VIII upon discovery or receipt of notice thereof (other than such claims from the Indemnified Party).

8.6       Exclusive Remedy. Other than rights to equitable relief, to the extent available under applicable law, each of the parties acknowledges and agrees that the sole and exclusive remedy for any Losses arising from Claims described in Sections 8.1 and 8.2 or any other Claims of every nature arising in any manner in connection with this Agreement, shall be indemnification in accordance with this Article VIII.

8.7       Mitigation. Prior to the resolution of any Claim for indemnification under this Agreement, the Indemnified Party shall utilize all commercially reasonable efforts, consistent with normal past practices and policies and good commercial practice, to mitigate such Losses.

8.8        Consequential and Other Damages. No party shall be liable for any lost profits or consequential, special, punitive, indirect or incidental Losses or damages in connection with this Agreement.

ARTICLE IX

MISCELLANEOUS

9.1        Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

9.2       Exclusivity. Subject to any fiduciary obligations applicable to its boards of directors, the Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with this Agreement or the transactions contemplated hereby. The Company shall notify the Parent immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

9.3       Intentionally Omitted.

9.4       Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

9.5       Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to any matter arising between the parties, including but not limited to matters arising under or in connection with this Agreement, such as the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws. Subject to the provisions of Section 9.17, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal Courts of the United States of America located within the Eastern or Southern District of New York with respect to any matter arising between the parties, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding arising between the parties, including but not limited to matters arising under or in connection with this Agreement, venue shall lie solely in any New York County or any Federal Court of the United States of America sitting in the Eastern or Southern District of New York.

9.6       No Assignment. Neither this Agreement nor any rights or obligations under it are assignable without the express written consent of the Stockholder and Parent.

9.7       Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

9.8       Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

9.9       Publicity and Reports. The Stockholder and Parent shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as required by Law, no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without obtaining the prior consent of each of the Stockholder and Parent.

9.10       Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

9.11       Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or (c) mailed by certified mail, postage prepaid, return receipt requested as follows:

If to PARENT or BUYER, addressed to:

DATARAM CORPORATION

777 Alexander Road, Suite 100

Princeton, New Jersey 08543

Attn: Chief Executive Officer

Facsimile: (609) 799-6734

With a copy to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Attn: Harvey Kesner, Esq.

If to STOCKHOLDER, addressed to the addresses set forth on the signature page hereto.

If to the COMPANY, addressed to:

U.S. GOLD CORP.

P.O. Box 2092

Elko, NV  89803

Attn: Chief Executive Officer

Facsimile:

With a copy to:

Laxague Law, Inc.

1 East Liberty, Suite 600

Reno, Nevada 89501

Attn: Joseph Laxague, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by facsimile, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.11 and an appropriate answerback is received, (ii) if given by mail, three (3) days after such communication is deposited in the mails by certified mail, return receipt requested, with postage prepaid and addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

9.12       Remedies; Waiver. To the extent permitted by Law, all rights and remedies existing under this Agreement are cumulative to and not exclusive of, any rights or remedies otherwise available under applicable Law. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

9.13       Attorney’s Fees. In the event of any Action by any party to enforce against another party a right or claim, each party shall pay its own fees, costs and expenses incurred in such Action, and no arbitrator shall have authority to make an award of attorney’s fees in contravention of this provision. Attorney’s fees incurred in enforcing any final judgment in respect of this Agreement are recoverable as a separate item.

9.14       Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect; provided that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable. In event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

9.15       Entire Agreement. This Agreement constitutes and includes that entire agreement of the parties with reference to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof. No promise or representation of any kind has been made to any of the parties to this Agreement by any other party or parties to this Agreement or anyone acting for any of such parties, except as is expressly stated in this Agreement.

9.16       Time is of the Essence. Time is of the essence in interpreting and enforcing this Agreement.

9.17       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by binding arbitration administered before one arbitrator by the American Arbitration Association under its Commercial Arbitration Rules in effect on the date of this Agreement (herein the “AAA Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be selected pursuant to the AAA Rules and shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least fifteen (15) years, specializing in general commercial litigation or general corporate and commercial matters and (ii) who has both training and experience as an arbitrator and is generally available to serve as an arbitrator. The arbitration shall be governed by the arbitration law of the Federal Arbitration Act and shall be held in the City of New York, County of New York.

9.18       Expenses. All fees and expenses incurred by any party hereto shall be paid by such party.

9.19       Disclosures. Each exception stated in the Schedules attached hereto shall be deemed to be disclosed under any Section of Article III or Article V specifically identified therein and any other Section or Sections to which such disclosure relates.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

PARENT:

DATARAM CORPORATION

By: /s/ David A. Moylan

Name: David A. Moylan

Title: Chief Executive Officer

BUYER:

DATARAM ACQUISITION SUB, INC.

By: /s/ David A. Moylan

Name: David A. Moylan

Title: Chief Executive Officer

COMPANY:

U.S. GOLD CORP.

By: /s/ David S. Rector

Name: David S. Rector

Title: Chief Operating Officer

STOCKHOLDER:

COPPER KING LLC

By: /s/ John Stetson

Name: John Stetson

Title: Managing Member